SHARE ACQUISITION AGREEMENT

by and among

TCA CRESENT CONSTRUCTION COMPANY, LLC,

and

CRESENT CONSTRUCTION COMPANY, INC.,

and

DEWEY KEITH GABRIEL, 100% SHAREHOLDER/OWNER,

and

INTELLIGENT HIGHWAY SOLUTIONS, INC.

DATED AS OF MARCH 9, 2017

EXHIBITS/Schedules

Schedule 1.1	Shares Owned
Schedule 1.2	Company Closing Deliverables
Schedule 1.3	Company Financial and Other Statements
Schedule 1.4	Tax Returns
Schedule 1.5	Promissory Notes, Employment Agreement, and Sample Preferred Share Certificate

SHARE ACQUISITION AGREEMENT

This Share Acquisition Agreement (this “Agreement”) is made and entered into as of the 9th day of March, 2017, by and among: TCA Cresent Construction Company, LLC, a Florida limited liability company (“TCA CRESENT”), Intelligent Highway Solutions, Inc., a Nevada corporation (“INTELLIGENT”), and Dewey K. Gabriel, (the “Shareholder”) in connection with the acquisition of all of the shares of Cresent Construction Company, Inc., a North Carolina corporation (“the Company” or “Company”) in a share purchase by TCA CRESENT. TCA CRESENT, INTELLIGENT, the Company, and the Shareholder are at times collectively referred to herein individually as a “Party” and collectively as the “Parties.”

PREAMBLE

WHEREAS, the Company has authorized One Hundred Thousand (100,000) Shares of Common Stock as its only stock authorized;

WHEREAS, the Shareholder is the record and beneficial owners of Twenty Thousand Common Stock Shares of the Company, which is 100% of the issued common stock of the Company;

WHEREAS, TCA CRESENT has proposed to acquire the Company pursuant to purchase (“Purchase”) of the all of the authorized, issued, and outstanding shares of common stock of Company, par value $1.00 per share (the “Company Common Stock”);

WHEREAS, the obligation of the Parties to effect the Purchase is subject to the conditions set forth herein; and

WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

DEFINITIONS AND INCLUSION STATEMENT

Company is defined as one or more entities doing business under the Cresent Construction Company, Inc. name; subsidiaries and holding companies and affiliates including but not limited to: Cresent Construction Company, Inc.

Shareholder is defined as Dewey Keith Gabriel representing the totality of ownership in Company.

The title page, list of Schedules, preamble, recitals, considerations statement and definitions above are hereby incorporated into and made an integral part hereof.

ARTICLE I

THE SURRENDER OF SHARES

1.1 Ownership of the Company Shares. The Shareholder warrants to TCA CRESENT that he owns 100% of the issued and outstanding common shares of the Company. The Shareholder either has not physically issued to himself or others share certificates or the certificates have been physically misplaced. Therefore, the Shareholder warrants and guarantees that he will execute a lost certificate affidavit in favor of TCA CRESENT and TCA CRESENT can rely upon that representation and by signing below TCA CRESENT agrees to accept newly issued certificates, issued to the Shareholder and then transferred to TCA CRESENT in lieu of the original shares of Company, Inc. which is defined as Company Common Stock (the “Company Shares”).

1.2 Transfer of the Company Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Shareholder hereby agrees to transfer, convey, assign, set over and deliver (“Transfer”) to TCA CRESENT with full title guarantee, and TCA CRESENT shall acquire and accept from the Shareholder, all and not less than all of the Company Shares, free and clear of all encumbrances. The Shareholder does hereby waive all rights of pre-emption, other restrictions on Transfer and rights of veto or otherwise, which have or may have been conferred to him, or otherwise, in respect of the Transfer of the Company Shares to TCA CRESENT under this Agreement.

1.3 Consideration for Transfer of the Company Shares; Allocation of Consideration. At the Closing, and in sole consideration for the Transfer of the Company Shares, TCA CRESENT shall provide such consideration to Company in the amount of 2.5714 times the Company's Verified Annual Discretionary Cash Flow ("VDCF") which shall be defined as the net funds available to Company after accounting for all expenses relative to operating the business including all management personnel) or $1.8 Million United States Dollars (rounded up) ($700,000.00 VCDF per Sections 3.7 (e) and 7.2 d (ii) X 2.5714 =$1,799,908.00), payable as follows:

a. Down Payment. Subject to Sections 3.8 and 7.2(e), Five Hundred Thousand Dollars ($500,000.00) to be paid by TCA CRESENT in cash at the closing of the Transaction (the “Down Payment”).

b. Company Financing. One Million Three Hundred Thousand Dollars ($1,300,000.00) will be paid by TCA CRESENT to Shareholder by the following financing mechanisms using one of two mechanisms as chosen by the Shareholder and subject to the constraints described below:

 (i) a five (5) year promissory note with six percent (6%) annual interest, having ten (10) equal payments of principle every six (6) months commencing six (6) months after Closing and every six (6) months thereafter until paid in full (in the form set forth on Schedule 1.5, the “Shareholder Note”)) or

 (ii) subject to TCA CRESENT’s lender’s prior written approval and if the common share price of Intelligent Highway Solutions, Inc., a Nevada corporation (“INTELLIGENT”) is 0.30 cents per share or higher on the OTCBB Market when the Shareholder notifies INTELLIGENT of the desire to receive preferred shares in lieu of cash, then financing may occur by providing Shareholder convertible preferred shares with a put option (“Preferred Share” or “Preferred Shares”). In lieu of receiving a specific cash payment under the promissory note described in section 1.3 b (i) above, subject to TCA CRESENT’s written consent, the Shareholder may receive Preferred Shares if Shareholder notifies INTELLIGENT of the Shareholder’s desire in accordance with Section 10.4 of this Agreement. On a one dollar to one Preferred Share basis, the amount of Preferred Shares shall be equal to the amount Shareholder would have received if the Shareholder had taken a payment. Each Preferred Share shall have a preferred dividend rate equal to six percent (6%) of the value of the share, which dividend shall be paid at the time a payment is made by INTELLIGENT under the promissory note described in 1.3 b. (i) above. At any time while the payments are owed Shareholder under Sections 1.3 a. or 1.3 b., subject to TCA CRESENT’s written consent, the Shareholder may put to INTELLIGENT the Preferred Shares received in lieu of a promissory note payment and receive in exchange for the Preferred Shares a cash payment equal to what Shareholder would have received had Shareholder taken the promissory note payment(s) originally. The receipt of Preferred Shares and the exercise of the put option shall only occur six (6) calendar months after Closing.

The Shareholder may only exercise the conversion option only after six (6) calendar months after Closing. The Preferred Shares shall be convertible to common shares of INTELLIGENT on the basis of one Preferred Share is equal to one (1) common share. As stated above the conversion option is only exercisable with TCA CRESENT’s lender’s prior written approval and if the share price is 0.30 cents per share or higher on the OTCBB Market when the Shareholder notifies INTELLIGENT of the desire to convert pursuant to Section 10.4.

The Shareholder may sell their common shares on an open market on a “leak” out schedule agreed between the Parties. The Preferred Share option may confer special tax benefits upon the Shareholder, who should therefore consult with their tax advisor.

When the payments described in full in Section 1.3 a. and Section 1.3 b. are paid in full, all rights regarding the preferred shares are fully extinguished with Intelligent and the Shareholder having no further obligation to the Shareholder.

1.4 Closing The Closing of the Transfer of the Company Shares (the “Closing”) shall take place at the law offices of Lucosky Brookman 101 Wood Avenue South Woodbridge, New Jersey 08830 in conjunction with TCA CRESENT closing the financing transaction to acquire the Company no later than five business days after all of the conditions to closing specified in this Agreement (other than those conditions requiring the execution or delivery of a Document or the taking of some action at the Closing) have been fulfilled or waived by the Party entitled to waive that condition or the completion of due diligence ; provided, however, that (a) the Parties shall use their best efforts to effect the Closing on or before February 28, 2017 and (b) the Closing may take place by facsimile or other means as may be mutually agreed upon in advance by the Parties. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.” The Closing Attorney is Seth Brookman of Lucosky Brookman.

1.5 Deliveries at Closing by Shareholder. At the Closing, subject to the terms and conditions of this Agreement, the Shareholder shall execute and/or deliver (as applicable), or cause to be executed and/or delivered, to TCA CRESENT, the documents and instruments referred to in Section 1.5 (a) through (b) below:

(a) Certificates representing all of the Company Shares, accompanied by duly executed stock transfer forms transferring such Company Shares to TCA CRESENT and otherwise in good form for Transfer, or if any Company Share certificates have been lost or destroyed, an indemnity from such Shareholder in form and content approved by TCA CRESENT or its counsel before execution of this Agreement, including a power of attorney coupled with an interest in favor of TCA CRESENT entitling TCA CRESENT to exercise all rights, whether voting or otherwise, attaching to such Company Shares pending registration of share transfers;

(b) Such other Documents as may be reasonably requested by TCA CRESENT and approved in good faith by the Shareholder and their respective counsel, that are necessary to effect the Closing.

1.6 Deliveries at Closing by TCA CRESENT. At the Closing, subject to the terms and conditions of this Agreement, TCA CRESENT shall execute and deliver or cause to be executed and delivered to the Shareholder the consideration items described in Section 1.3 above (The actions set forth in Sections 1.5 and 1.6 are collectively hereinafter referred to as the ("Transaction").

1.7 Share Restrictions

(a) The Company Shares. The Company Shares will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) TCA CRESENT receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for TCA CRESENT, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the Company Shares shall have been issued pursuant to this Agreement shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR TCA CRESENT RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR TCA CRESENT THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

1.8 Surrender of Certificates

(a) At Closing or immediately after and pursuant to a customary letter of transmittal or other instructional form provided by TCA CRESENT to the Shareholder and the Company, the Shareholder and the Company shall be required to surrender all their Company Shares to TCA CRESENT, and the Shareholder shall be entitled upon such surrender to receive in exchange therefore the consideration in accordance with the time table set forth in Section 1.3 a. and Section 1.3 b. above (“Exchange”). Until so surrendered, each outstanding certificate or agreement which, prior to the Closing Date, represented Company Shares shall be deemed for all corporate purposes, subject to the further provisions of this Article I, to evidence the ownership of the number of whole shares for which such Company Shares have been so exchanged. No dividend payable to holders of Company Shares of record as of any date subsequent to the Closing Date shall be paid to the owner of any certificate which, prior to the Closing Date, represented Company Shares, until such certificate or certificates representing all the relevant Company Shares, together with a stock transfer form, are surrendered as provided in this Article I or pursuant to letters of transmittal or other instructions with respect to lost certificates provided by TCA CRESENT.

(b) All Company Shares shall have been surrendered pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares.

(c) All certificates representing Company Shares shall be furnished to TCA CRESENT pursuant to this Agreement.

(d) On the Closing Date, the stock transfer book of Company shall be deemed to be closed and no transfer of Company Shares shall thereafter be recorded thereon.

1.9 Tax Consequences. The Shareholder acknowledges that he is relying solely on his own tax advisors in connection with this Agreement, the Transfer and the other transactions and agreements contemplated hereby. The Parties agree that no portion of the consideration to be issued and paid pursuant to this Agreement shall be treated as compensation or wages for any Tax purpose, and no Party shall take any action or filing position inconsistent with such characterization.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TCA CRESENT

TCA CRESENT hereby represents and warrants to the Company and the Shareholder as of the date hereof and as of the Closing Date that:

2.1 Corporate Organization. TCA CRESENT (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, and has full corporate power and authority to carry on its business as it is now being conducted, and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other states in which it does business, except where such failure to be so qualified or licensed does not have a material adverse effect on TCA CRESENT’s business; TCA CRESENT is duly and properly registered pursuant to applicable state laws and regulations in all states where the conduct of the TCA CRESENT’s business as presently conducted requires such registration. The copies of the Articles of Organization and Operating Agreement of TCA CRESENT (the “TCA CRESENT Charter Documents”) have been filed with the Secretary of State of Florida and are complete and correct copies of such instruments as presently in effect.

2.2 Authority. TCA CRESENT has the corporate power and the authority to execute, deliver and perform this Agreement and each other Transaction Document and to carry out the Transactions. The execution, delivery and performance of this Agreement by TCA CRESENT has been duly authorized by its Board of Managers. No other corporate proceedings on the part of TCA CRESENT are necessary to authorize the execution, delivery and performance of this Agreement and the performance of the Exchange. This Agreement has been duly executed and delivered by TCA CRESENT and, assuming due execution and delivery hereof by Company and the Shareholder, is a valid and legally binding agreement of each of the Parties hereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles, and public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities.

2.3 Consents; Permits; Defaults. No notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any governmental authority is required by or with respect to, TCA CRESENT or the Parties in connection with the execution, delivery and performance of this Agreement and/or the Transaction Documents by TCA CRESENT. TCA CRESENT has all permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of TCA CRESENT. No notice has been issued and no investigation, inquiry or review is pending or, to TCA CRESENT’s knowledge, threatened by any governmental authority with respect to (i) any alleged violation by TCA CRESENT of any law, ordinance, regulation, order, policy, guideline or any other legal requirement of any governmental authority, or (ii) any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of TCA CRESENT. There are no defaults, and TCA CRESENT has no knowledge of any reason why any default will occur hereafter, whether as a result of the consummation of sale of the Company Shares or the other Transactions or otherwise, in any obligation to be performed by any party to a Contract to which the TCA CRESENT is a party or by which it is bound.

2.4 Non-contravention. The execution, delivery and performance of this Agreement and the Transaction Documents by TCA CRESENT does not and will not (i) result in a breach of, or constitute a default under the TCA CRESENT Charter Documents, (ii) result in a breach of, or constitute a default under, any loan agreement, indenture or mortgage or any material lease, agreement, franchise, license, permit or other undertaking or Contract to which TCA CRESENT is a party or any of its Properties may be subject or bound, (iii) result in a violation of any order, writ, injunction, decree or award of any court or Governmental authority to TCA CRESENT or relating to any of its Properties, or (iv) result in a violation of any federal or state law, statute, ordinance, rule or regulation or other Legal Requirement applicable TCA CRESENT.

2.5 Compliance with Laws. The business of TCA CRESENT has been operated in compliance with all laws, ordinances, rules, regulations and orders of all Governmental Authorities, except where such failure would not have a material adverse effect on TCA CRESENT or its business. TCA CRESENT has filed all reports and statements, including but not limited to the Reports, together with any amendments required to be made with respect thereto, that it was required to file with any governmental authority or any other body having jurisdiction over TCA CRESENT’s operations. Neither the Shareholder nor TCA CRESENT has received any written communication from a Governmental authority that alleges that TCA CRESENT is not in compliance with any federal, state, local or foreign laws, ordinances and regulations or has not made all of the filings required by all such authorities, organizations and agencies. TCA CRESENT has at all times complied in all material respects with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by TCA CRESENT in the conduct of its business. No claims have been asserted or, to TCA CRESENT’s knowledge, threatened against any Person in TCA CRESENT alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by TCA CRESENT in the conduct of the TCA CRESENT Business. Each Person in TCA CRESENT takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

2.6 Absence of Certain Business Practices. Neither TCA CRESENT nor any other Affiliate or agent of TCA CRESENT, or any other person acting on behalf of or associated with TCA CRESENT, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of TCA CRESENT (or assist TCA CRESENT in connection with any actual or proposed transaction), in each case which (i) may subject TCA CRESENT to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the business, financial condition, operations or prospects of TCA CRESENT, or (iii) if not continued in the future, may adversely affect the business, financial condition, operations or prospects of TCA CRESENT.

2.7 Absence of Certain TCA CRESENT Control Person Actions or Events. To TCA CRESENT’s knowledge, none of the following has occurred during the past three (3) years with respect to an TCA CRESENT Control Person:

(a) A petition under the federal bankruptcy laws or any provincial or state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such TCA CRESENT control person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b) Such TCA CRESENT control person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) Such TCA CRESENT control person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, his engagement in (A) any type of business practice, or (B) any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d) Such TCA CRESENT control person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such TCA CRESENT Control Person to engage in any activity described in paragraph (c) of this item, or to be associated with Persons engaged in any such activity; or

(e) Such TCA CRESENT control person was found by a court of competent jurisdiction in a civil action or by the United States Security Exchange Commission (“Commission”) to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

2.10 Disclosure of Material Information. Neither TCA CRESENT nor any other person acting on its behalf has provided or will provide Company or its agents or counsel with any information that TCA CRESENT believes constitutes material non-public information (other than with respect to the Transactions), unless prior thereto Company and the Shareholder shall have executed a written agreement regarding the confidentiality and use of such information. TCA CRESENT understands and confirms that the Shareholder will be relying on the foregoing representations in effecting transactions in securities of TCA CRESENT.

2.11 Disclosure. No representation or warranty by the TCA CRESENT in this Agreement, any other Transaction documents and the Exhibits and Schedules hereto and thereto and no statement contained in any document, certificate, or other writing furnished or to be furnished by TCA CRESENT to Company , the Shareholder or any of their representatives or agents pursuant to the provisions hereof or in connection with the Transaction, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein made, in the light of the circumstances under which they were made not misleading.

2.12 Board Approval. All necessary approval by the Board of Managers of TCA CRESENT has been obtained for the execution and performance under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE SHAREHOLDER

Company and the Shareholder hereby severally, and not jointly, represent and warrant to TCA CRESENT as of the date hereof and as of the Closing Date that:

3.1 Organization and Qualification. Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Company is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had a Material adverse effect.

3.2 Authority. Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Exchange. The execution and delivery of this Agreement by Company and the Shareholder, and the consummation by Company of the Transactions contemplated hereby, including the Exchange, have been duly and validly authorized by all necessary corporate action, including, but not limited to, board of directors approval, and no other corporate proceedings on the part of Company or the Shareholder are necessary to authorize this Agreement or to consummate the Transaction contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Company and the Shareholder and, assuming due authorization, execution and delivery by TCA CRESENT, constitutes a legally valid and binding obligation of Company and the Shareholder, enforceable against Company and the Shareholder in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

3.3 No Conflict. None of the execution, delivery or performance of this Agreement by Company or the Shareholder, the consummation by Company or the Shareholder of the Exchange or any other transaction contemplated by this Agreement, or compliance by Company or the Shareholder with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the articles of incorporation or bylaws (or any equivalent organizational or governing documents) of Company; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.4 have been obtained and all filings and notifications described in Section 3.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any law applicable to Company or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Company pursuant to any Contract or permit to which Company is a party or by which they or any of its properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had a Material adverse effect on Company.

3.4 Required Filings and Consents. Assuming the accuracy of the representations and warranties of TCA CRESENT in Section 2.2, none of the execution, delivery or performance of this Agreement by Company, the consummation by Company or the Shareholder of the Exchange or any other transaction contemplated by this Agreement, or compliance by Company and the Shareholder with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any governmental entity or any other person, and where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any governmental entity or any other person, individually or in the aggregate, has not had a material adverse effect on Company.

3.5 Litigation. There is no action pending or, to the knowledge of Company and Shareholder, threatened against or affecting Company or any of its subsidiaries, or any executive officer or director of TCA CRESENT, that, individually or in the aggregate, could have a material adverse effect on the Company. Company and the Shareholder warrant and represent that

(1) there are no secured debts owed to third parties;

(2) all payroll, use, or sale taxes; and all rent and all other obligations are paid current; and

(3) after the Closing, neither Company nor the Shareholder are owed any funds from any source other than the obligations of TCA CRESENT as described herein.

Furthermore Company and the Shareholder warrant that all other creditors have been are paid in the normal course of their business pursuant to Section 3.7 f and 3.7 i.

3.6 Books and Records; Internal Accounting Controls. The books and records of Company accurately reflect in all material respects the information relating to the business of Company, the location and collection of its properties and the nature of all transactions giving rise to the obligations or accounts receivable of Company to the extent required to be contained therein. Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that; (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences. All such books and records are appended to, specifically the consolidated financial statements as of October 31, 2016 (unreviewed), October 31, 2015, October 31, 2014, and October 31 2013, including the Accounts Receivable Aging, Accounts Payable Aging, Furniture, Fixture and Equipment listing, Inventory all as of the date on the list supplied and attached on Schedule 1.3, and corporate consolidated or individual entity federal and state tax returns (as may be applicable) for fiscal years 2013, 2014, 2015 and 2016 and are listed on, Schedule 1.4.

3.7 Additional Representations. In addition to the warrants and representations above made by Company to TCA CRESENT, Company does fully warrant and represent to TCA CRESENT:

a.	All reports, schedules, tax returns, sales projections, certificates, and other information from time to time delivered or otherwise reported to TCA CRESENT by Company, including, without limitation, all financial statements, tax returns, and all supporting information or documentation delivered in connection herewith shall be bona fide, complete, correct, and accurate in all material respects and shall accurately and completely report all matters purported to be covered or reported thereby;

b.	All representations and warranties made by the Company in this Agreement, and any other documents or instruments executed in connection with the Agreement, are complete, correct, and accurate in all material respects and do not contain any untrue statement of a material fact or omitted a to state a material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading;

c.	Company may, from time to time, sign and deliver reports (including, without limitation, those specifically mentioned above) or otherwise deliver any such information to TCA CRESENT as TCA CRESENT may request, and the undersigned signatory confirms that he is duly authorized to deliver same to TCA CRESENT on behalf of Company;

d.	All assets of Company: (i) are valid and genuine; (ii) are owned by Company and will be possessed by Company or its agent; (iii) will not be subject to any lien or security interest, except for permitted liens and as otherwise permitted by TCA CRESENT; and (iv) will be maintained only at the locations in Concord, North Carolina unless Company obtains TCA CRESENT’s prior written consent to relocate them;

e.	The Company’s VDCF is no less than Seven Hundred Thousand ($700,000.00);

f.	There are no secured creditors of Company as of the Closing Date;

g.	Any accounts payables, lines of credit, and obligations, debts and liens or promissory notes due and payable in less than one year from the Closing in favor of any other party than TCA CRESENT to be assumed as of the Closing Date will not exceed Six Hundred Thousand and no/100 Dollars ($600,000.00), unless a higher amount is agreed to by TCA CRESENT at or prior to Closing which approval shall not unreasonably withheld ;

h.	Annual sales for the twelve (12) calendar months prior to Closing Date exceed Six Million Seven Hundred Thousand Dollars ($6,700,000.00);
Projected Sales for the twelve (12) months after the Closing Date as evidenced by fully executed work contracts and letters of intent will exceed Ten Million Dollars ($10,000,000.00);

i.	The Company is the full title owner with no restrictions, limitations, or encumbrances of the universal resource locator cresentconstruction.com and all intellectual property necessary to conduct the business of the Company;

j.	Accounts receivables aged less than ninety (90) days shall not be less than Seven Hundred Fifty Thousand and no/100 Dollars ($750,000.00) as of the Closing Date, unless a lower amount is agreed to by TCA CRESENT at or prior to Closing which approval shall not unreasonably withheld;

k.	The landlord or lessor involving any leased property or item will fully without reservation accept the change in ownership of the Company;

l.	All management personnel identified by the Company and TCA CRESENT as necessary to operate the business of the Company can be retained as needed; and

m.	Cash held by the Company as of Closing shall be at least Two-Hundred Fifty Thousand and no/100 Dollars ($250,000.00), which shall be borrowed by TCA CRESENT pursuant to Section 5.8 hereof. Any cash held by the Company in excess of the said $250,000.00 described in this sub-section m. shall be retained by the Shareholder.

3.8 Accounts Receivable-Accounts Payable Reconciliation. The day before Closing the Shareholder and TCA CRESENT shall review the Company’s then existing Accounts Receivables described in Section 3.7 j. above (“Accounts Receivables”) and the Accounts Payable and other short term obligations described in Section 3.7 g. above (“Accounts Payables”). If the difference calculated by subtracting the Account Payables from the Accounts Receivables is less than One Hundred Fifty Thousand and no/100 Dollars, (Accounts Receivables less Account Payables < $150,000.00) (“Deficient Amount”), the Deficient Amount shall be deducted from the amount paid to the Shareholder in the Shareholder Note payable under Section 1.3 b. If there is no Deficient Amount, then no further action is required.

3.9 Shares of Company. The Company represents and warrants to TCA CRESENT that the Company has One Hundred Thousand (100,000) common shares of stock of the Company authorized by duly approved resolution or declaration as set forth on Schedule 1.1 of which only Twenty Thousand (20,000) Common Shares are issued and now owned by Shareholder. Furthermore, there are no other classes of common stock and no preferred shares, warrants, convertible shares, or debt convertible to stock authorized by the Company. No stock has any rights of redemption or restrictions that would not allow their full and complete transfer to TCA CRESENT pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder (with respect to himself only) hereby represents and warrants to TCA CRESENT that as of the date hereof:

4.1 Ownership of Company Shares. The Shareholder hereby represents and warrants to TCA CRESENT that such Shareholder is the true and lawful registered holder and beneficial owner of the Company Shares listed opposite his name attached hereto as Schedule 1.1, all of which shares are free and clear of all Liens. TCA CRESENT will receive good and valid title to the Company Shares, free and clear of all other Liens. Other than the rights and obligations arising under this Agreement, none of the Company Shares is subject to any rights of any other Person to acquire the same.

4.2 Authority Relative to This Agreement; No Violations or Conflicts.

(a) Authority. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) No Violation. The Shareholder is not subject to, or obligated under, any charter, bylaw or contractual provision or any license, franchise or permit, or subject to any statute, regulation, rule, injunction, ruling, order or decree or other restriction, that, by its terms, would be breached or violated or would result in a default under (with or without notice or lapse of time or both), or result in the imposition of a Lien or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of such Shareholder executing or carrying out the transactions contemplated by this Agreement, except as previously disclosed and for any breaches or violations that would not, individually or in the aggregate, have a material adverse effect on Company or TCA CRESENT or substantially impair or delay the consummation of the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any governmental entity, including the Commission, or third party is necessary for the consummation by the Shareholder of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings the failure to obtain or make which would not, individually or in the aggregate, have a material adverse effect on TCA CRESENT or substantially impair or delay the consummation of the transactions contemplated hereby.

(c) No Conflict. The execution and delivery of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby do not and shall not, with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Shareholder is a party or by which the Shareholder or any of his Company Shares are bound, or any judgment, order, decree, law, rule or regulation to which such Shareholder or such shares are subject or (ii) result in the creation of, or give any party any right to create, any Lien or any other right or adverse interest upon any of such shares.

4.3 Foreign Person. The Shareholder is a United States persons within the meaning of Section 7701(a) (30) of the Code.

4.4 Company Stock. All of the outstanding capital stock of Company owned by the Shareholder is set forth in Schedule 1.3. The number of shares of Company Common Stock set forth opposite each Shareholder's name in Schedule 1.3 includes all the shares of capital stock of the Company owned, beneficially or directly, by him on the date hereof. Except as set forth in Schedule 1.3, such Party holds such shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Party is not a party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of any the shares of the Company Common Stock (other than pursuant to this Agreement or as disclosed in Schedule 1.3 or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the shares of the Company Common Stock.

4.5 Employment Agreement.

(a) On the Closing Date, Shareholder agrees to execute a employment agreement with the Company for a term of thirty-six (36) months from the Closing Date at an annual fee of Sixty-five Thousand Dollars ($65,000.00) plus an additional amount equal to what Shareholder received in the year prior to the Closing date from the Company for any pension benefits and health insurance on an annual basis for the purpose of assisting TCA CRESENT in the transition, and to maintain and develop the business, employee culture, and other needed areas of the Company where the Shareholder’s sales and product experience as well as vendor relationships may benefit the Company on a long term basis, the form of which is attached hereto as Schedule 1.5 (the “Employment Agreement”). Additionally, TCA CRESENT, as part of the salary of Shareholder, agrees to maintain a key man life insurance policy in the face amount of $2,000,000.00. At the end of the thirty-six (36) month term of the employment agreement, the key man life insurance policy will be made available to Shareholder, and assigned to Shareholder, with the responsibility of Shareholder to maintain premiums and hold and indemnify TCA CRESENT from any further responsibility.

(b) It is expressly agreed by the Parties that, in the event Shareholder terminates his employment under the Employment Agreement without Good Reason (as defined in the Employment Agreement), the Shareholder Note shall immediately be cancelled and any continuing payment obligations of TCA CRESENT pursuant to the Shareholder Note and this Agreement shall likewise become null and void.

ARTICLE V

PRE-CLOSING COVENANTS AND AGREEMENTS

For the purposes of this Article V Pre-Closing Covenants and Agreements, the term "Company" includes the Shareholder.

5.1 Conduct of Company and Shareholder. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, Company agrees to conduct its business in accordance with its ordinary and usual course of business and in compliance with the Securities Act and the Exchange Act; use its best efforts, subject to the foregoing, to preserve Company’s business organization, keep available to Company the services of Company’s officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with it; confer with representatives of TCA CRESENT to keep them informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the business of Company; maintain Company’s books and records in compliance with the generally accepted accounting principles and; and refrain taking any of the following actions without the express prior written consent of TCA CRESENT:

(i) Incur any debt, Liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of its business, or pay any debt, liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt; without the expressed consent of TCA CRESENT, not to be unreasonably withheld

(ii) Assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

(iii) Except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its capital stock;

(iv) Transfer, lease, mortgage, pledge or otherwise encumber any of its Properties;

(v) Sell, lease, transfer or dispose of any of its properties, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it;

(vi) Make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any Property of any other individual, firm or corporation, other than in the ordinary and usual course of its business;

(vii) Enter into any transaction with any director, officer, stockholder or affiliate of Company or with any affiliate of any director, officer, stockholder or affiliate of Company, except as contemplated by this Agreement;

(viii) Amend the Company’s Charter Documents;

(ix) Increase in any manner the compensation or fringe benefits of any of its directors, officers, employees, including any increase of pension or retirement allowance, life insurance premiums or other benefit payments to any such directors, officers or employees, or commit itself to any employment agreement or employment arrangement with or for the benefit of any officer, employee or registered representatives or other person, except as contemplated by this Agreement;

(x) Violate any legal requirement applicable to Company and/or its business;

(xi) Issue or sell any shares of Company capital stock or other securities, or grant or enter into any option, warrant, call or commitment with respect to any securities of Company;

(xii) Merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to Company, its business, financial condition or results of operations;

(xiii) Pay any accrued fees or salaries to officers, directors, stockholders, or Affiliates, except salaries payable in accordance with present practices of Company;

(xiv) Organize any subsidiaries, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business;

(xv) Prepay any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

(xvi) Make any single capital expenditure or commitment in excess of Five Thousand Dollars ($5,000) or make aggregate capital expenditures and commitments in excess of Ten Thousand Dollars ($10,000); or

(xvii) Enter into an agreement to do any of the things described in clauses (i) through (xvi) of this Section 9.1.

5.2 Regulatory Consents, Authorizations, etc. Each Party hereto will use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of, and to make all filings and registrations with, any governmental authority any other person which is required for or in connection with the consummation by it of the Transactions and will cooperate fully with the other Parties in assisting them to obtain such consents, authorizations, orders and approvals and to make such filings and registrations. No Party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

5.3 Negotiations with Others. During the period from the date of this Agreement to the Closing Date, or until this Agreement is terminated in accordance with the provisions of Article X, if it is so terminated, Company will not, directly or indirectly, initiate discussions or negotiations with, or provide any information other than publicly available information to, any corporation, limited liability company, partnership, person or other entity or group (other than TCA CRESENT ) concerning any possible proposal regarding a sale of capital stock of Company or a merger, consolidation, sale of substantially all Properties or other similar transaction involving Company or any division or major asset of Company without the express prior written consent of TCA CRESENT, which consent may be withheld in TCA CRESENT’s sole and absolute discretion.

5.4 Publicity. The Company will not issue any press release or otherwise make any public statement with respect to this Agreement, the Transaction, or the Exchange without the express prior written consent of TCA CRESENT, except as may be required under law, regulation, or any other requirements. Any public announcement or press release about the relationship between the Parties, except as required by law, regulation, or any other requirements.

5.5 Access. From the date of this Agreement to the Closing Date, Company will provide access to TCA CRESENT and its representatives reasonable access during normal business hours to the Properties, books, records, customer accounts and Contracts of Company and furnish to TCA CRESENT such documents and information concerning Company’s business as TCA CRESENT may request. TCA CRESENT will hold, and will cause its shareholders, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable law, all confidential documents and information concerning Company and its business provided to them.

5.6 Financial Information. Company shall provide TCA CRESENT with such audited annual and unaudited interim financial information, pro forma financial information and all footnotes thereto and auditor’s letters relating to its business as may be requested by TCA CRESENT in order for TCA CRESENT to comply with its reporting and disclosure obligations under any applicable Legal Requirements.

5.7 Appointment of Officers and Directors. Company shall take all action necessary to have, effective immediately upon the Closing, (i) Devon Jones appointed as Company’s Chief Executive Officer, and as Company’s President, and (ii) such other Persons appointed to such other positions as TCA CRESENT shall have communicated to Company prior to the Closing.

5.8 Additional Agreements, Amendments or Supplements to Schedules.

(a) Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all thing necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the Transaction contemplated by this Agreement.

(b) After the date hereof and prior to the Closing Date, TCA CRESENT, as soon as practicable, shall supplement or amend the Schedules required by this Agreement with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules.

(c) TCA CRESENT shall after closing borrow such cash to pay the bonding requirements and repay such borrowed money to Shareholder at an interest rate of eight percent (8%) per annum and repay the sum over a three-year term commencing with the Closing Date.

(d) The agreed amount to be borrowed and paid back pursuant to the terms set forth herein is Two Hundred Fifty Thousand Dollars ($250,000.00). See promissory note in Schedule 1.5 (the “Bonding Note”)

ARTICLE VI

POST-CLOSING COVENANTS

6.1 Further Assurances. At any time and from time to time after the Closing, the Parties shall execute, deliver and acknowledge such other documents and instruments of transfer, assignment or conveyance and do such further acts and things as may be reasonably required in order to consummate the Transaction.

6.2 Financial Assurances. After the date of closing Company will operate as a wholly owned subsidiary of TCA CRESENT. Only the President and CEO of Company shall have the authority to obligate Company to any encumbrances and only they shall be authorized to be signatories on the Company, bank, brokerage and other accounts. No one other than the President and CEO shall have the authority to authorize anyone on those accounts.

6.3 Registered Agent. TCA CRESENT agrees to designate a registered agent for Cresent Construction Company Inc. within thirty (30) of Closing and replace Dewey Keith Gabriel.

6.4 Bonding of Ongoing Projects. There are five (5) projects presently in progress named: Piedmont Energy Systems, Rockwell EMS Station, Jerry Hunt Auto Sales, Holy Trinity Lutheran Church, and Lakeview Baptist Church which are bonded with the signature of Shareholder. During the course of construction and until these five (5) projects are completed in full and unconditionally accepted by the party for which they were built, Shareholder shall remain as the bonding guarantor for any bonds related to any of the above projects. Furthermore, the Shareholder and the Company shall take all action necessary such that TCA CRESENT shall not be required to obtain bonds applicable to these five (5) projects, and neither be limited nor restrained from completing any of these projects due to any bonding issues related directly or indirectly to a change in ownership of the Company. This Section 6.4 shall be considered a representation and warranty of Shareholder and the Company and shall survive the Closing and remain in place and in force until all of these five (5) projects are completed in full and unconditionally accepted by the party for which they were built.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1 Conditions to Closing from TCA CRESENT. The obligations of TCA CRESENT to consummate the transactions contemplated by this Agreement, are subject to the fulfillment, to the reasonable satisfaction of Company, prior to or on the Closing Date of each of the following conditions:

(a) Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any governmental authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Exchange shall have been obtained or made

(b) Representations, Warranties, Covenants, etc. The representations and warranties of TCA CRESENT contained in this Agreement and taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and TCA CRESENT shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

(c) Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any person which seeks to prohibit, restrict or delay consummation of the terms of this Agreement, or any of the conditions to consummation of such fulfilling of the terms of this Agreement, or to subject TCA CRESENT to liability on the ground that it have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement.

(d) Closing Deliveries. The Closing Deliveries specified in Section 1.6 shall have been made by the Shareholder.

7.2 Conditions to Closing and the Shareholder’ Obligation to Surrender the Company Shares. The obligations of Company and the Shareholder to consummate the transactions contemplated by this Agreement including, without limitation, the surrender of the Company Shares in exchange for consideration set forth in Section 1.3 (a) .and Section 1.3 (b) on the Closing Date, are subject to fulfillment, to the satisfaction of Company and the Shareholder, on or prior to the Closing Date, of each of the following conditions:

(a) Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any governmental authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Exchange shall have been obtained or made.

(b) Representations, Warranties, Covenants, etc. The representations and warranties of Company and Shareholder contained in this Agreement and/or the other related transaction documents, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; and shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and/or the other related transaction documents to be performed or complied with by it on or prior to the Closing Date.

(c) Litigation; Other Events. No claim, action, suit or proceeding shall have been instituted or shall be threatened by any person (excluding any such matter initiated by or on behalf of Company and/or the Shareholder) which (i) seeks to prohibit, restrict or delay consummation of the terms of this Agreement, or any of the conditions to consummation of such terms of this Agreement (ii) seeks to subject the Shareholder or Company or any of its directors, officers, employees or agents to liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement, or otherwise (iii) could in sole and absolute discretion of Company have a material adverse effect on Company, the Shareholder or TCA CRESENT or their respective businesses.

(d) Due Diligence. TCA CRESENT shall have had the right through and until the date of the Closing, to conduct a full due diligence review of Company and of its affiliates, and shall be satisfied with the results thereof, including, but not limited to the following:

(i)	All assets of Company: (i) are valid and genuine; (ii) are owned by Company and will be possessed by Company or its agent; (iii) will not be subject to any lien or security interest, except for permitted liens and as otherwise permitted by TCA CRESENT; and (iv) will be maintained only at the locations in Concord, North Carolina unless Company obtains TCA CRESENT’s prior written consent to relocate them;

(ii)	The Company’s VDCF is no less than Seven Hundred Thousand ($700,000.00) Dollars;

(iii)	There are no secured creditors of Company as of the Closing.

(iv)	Any accounts payables, lines of credit, and obligations, debts and liens or promissory notes due and payable in less than one year from the Closing in favor of any other party than TCA CRESENT to be assumed as of the Closing Date will not exceed Six Hundred Thousand and no/100 Dollars ($600,000.00) unless a higher amount is agreed to by TCA CRESENT at or prior to Closing which approval shall not unreasonably withheld;

(v)	Annual sales for the twelve (12) calendar months prior to Closing exceed Six Million Seven Hundred Thousand Dollars ($6,700,000.00);

(vi)	Projected Sales for the twelve (12) months after the Closing Date as evidenced by fully executed work contracts and letters of intent will exceed Ten Million Dollars ($10,000,000.00);

(vii)	The Company is the full title owner with no restrictions, limitations, or encumbrances of the universal resource locator cresentconstruction.com and all intellectual property necessary to conduct the business of the Company;

(viii)	Accounts receivables aged less than ninety (90) days shall not be less than Seven Hundred Fifty Thousand and no/100 Dollars ($750,000.00) as of the Closing Date unless a lower amount is agreed to by TCA CRESENT at or prior to Closing which approval shall not unreasonably withheld;

(ix)	The landlord or lessor involving any leased property or item will fully without reservation accept the change in ownership of the Company;

(x)	All management personnel identified by the Company and TCA CRESENT as necessary to operate the business of the Company can be retained as needed including, but not limited to, Shareholder agreeing to execute an Employment Agreement consistent with Section 4.5 hereof.; and

(xi)	Cash held by the Company shall be Two-Hundred Fifty Thousand and no/100 United States Dollars as of the Closing, which shall be borrowed by TCA CRESENT pursuant to Section 5.8 hereof. Any cash held by the Company in excess of the said $250,000.00 described in this sub-section m. shall be retained by the Shareholder.

(e) Accounts Receivable-Accounts Payable Reconciliation. The day before Closing the Company and TCA CRESENT shall review the Company’s then existing Accounts Receivables described in Section 3.7 j. above (Accounts Receivables”) and the Accounts Payable and other short term obligations described in Section 3.7 f. above (“Accounts Payables”). If the difference calculated by subtracting the Account Payables from the Accounts Receivables is less than One Hundred Fifty Thousand and no/100 Dollars, (Accounts Receivables less Account Payable < $150,000.00) (Deficient Amount”), the Deficient Amount shall be deducted from the amount paid to the Company under Section 1.3 b. If there is no Deficient Amount, then no further action is required.

(f) Absence of Certain Events. Since the Applicable Date and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might in the opinion of the TCA CRESENT have a material adverse effect on Company or the Transaction contemplated in this Agreement.

(g) Proceedings Satisfactory. All proceedings to be taken by Company in connection with the Transaction and all documents incident thereto shall be satisfactory in form and substance to TCA CRESENT and its counsel, and TCA CRESENT and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may request.

(h) Bankruptcy Proceedings. No proceeding in which Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

(i) Officer’s Certificate. Company shall have delivered to TCA CRESENT an Officer’s Certificate, dated as of the Closing Date, confirming the accuracy of Company’s representations, warranties and covenants as of the Closing Date and confirming the compliance by Company with the conditions precedent set forth in this Section 7.2 as of the Closing Date.

(j) Secretary’s Certificate. Company shall have delivered to TCA CRESENT a Secretary’s Certificate, dated as of the Closing Date, as to (i) the resolutions adopted by each of the Company’s board of directors or any committee thereof approving the Transaction, which resolutions shall be in full force and effect, (ii) the Company Charter Documents, which Company Charter Documents shall be in full force and effect, and (iii) the authority and incumbency of the officers of Company executing this Agreement and any other documents required to be executed or delivered in connection therewith.

(k) Closing Deliveries. The Closing Deliveries specified in Section 1.8 shall have been made and delivered to TCA CRESENT by Company.

(l) No Liabilities. Company shall not have any undisclosed Liabilities (and there shall be no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability).

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of Company and of each Shareholder and/or Company contained in this Agreement or in any other certificate, writing or agreement delivered pursuant hereto or in connection herewith shall survive the Closing Date for one (1) year, except (i) as to any matter as to which a good faith claim has been submitted in writing to the other Party describing the claim in reasonable detail before such date and identified as a claim for indemnification pursuant to this Article VIII and (ii) as to any matter which is based successfully upon fraud with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations.

8.2. Obligations of Shareholder and Company. Subject to the other terms and conditions of this Article VIII, the Shareholder, jointly and severally, and Company, either jointly with all or any of the Shareholder or Company alone shall indemnify, defend and hold harmless TCA CRESENT and its Shareholder, directors, officers, employees, Affiliates, agents, representatives and permitted assigns, from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”), directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by Company or any Shareholder or jointly and severally by any or all the Shareholder or Company in this Agreement; (ii) the failure of Company or Shareholder, jointly or severally to perform fully any covenant, provision or agreement to be performed or observed by him pursuant to this Agreement or (iii) any other matter as to which Company or any Shareholder or both any Shareholder or Company in other provisions of this Agreement have agreed to indemnify TCA CRESENT.

8.3 Obligations of TCA CRESENT. Subject to the other terms and conditions of this Article VIII, TCA CRESENT shall indemnify, defend and hold harmless each Shareholder, and Company, their agents, representatives, heirs, successors and permitted assigns, from and against any and all Losses, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by TCA CRESENT in or pursuant to this Agreement; (ii) the failure of TCA CRESENT to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement; and (iii) any other matter as to which TCA CRESENT in other provisions of this Agreement has agreed to indemnify the Shareholder. TCA CRESENT shall pay and reimburse the Indemnified Party for any Loss suffered by the Indemnified Party in respect of any Loss to which the foregoing indemnity relates.

8.4. Notice of Loss. The indemnified party herein (the “Indemnified Party”) with respect to any Loss shall give prompt notice thereof to the indemnifying party herein (the “Indemnifying Party”).

8.5. Defense. In the event any Third Party shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters covered by the indemnity under this Agreement, or in the event that a potential Loss, damage or expense comes to the attention of any Party in respect of matters embraced by the indemnity under this Agreement, then the Party receiving notice or becoming aware of such event shall promptly notify the other Party in writing of the demand, claim or lawsuit. Within thirty (30) days after written notice by the Indemnified Party (the “Notice”) to an Indemnifying Party of such demand, claim or lawsuit, except as provided in the next sentence, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel to defend any such demand, claim or lawsuit; provided that counsel who will conduct the defense of such demand, claim or lawsuit will be approved by the Indemnified Party whose approval will not unreasonably be withheld. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, if (i) the named parties to any such proceeding (including any interpleaded parties) include both the Indemnifying Party and the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and the Indemnifying Party has not retained separate counsel for the Indemnified Party, (ii) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, which authorization will not be unreasonably withheld, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. No Indemnifying Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party. If any Indemnified Party will have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party which are different from or in addition to those which have been asserted by the Indemnifying Party and counsel retained by the Indemnifying Party declines to assert those defenses, then, at the election of the Indemnified Party, the Indemnifying Party will not have the right to continue the defense of such demand, claim or lawsuit on behalf of such Indemnified Party and will reimburse such Indemnified Party and any Person controlling such Indemnified Party on a current basis for the reasonable fees and expenses of any counsel retained by the Indemnified Party to undertake the defense. In the event that the Indemnifying Party shall fail to respond within thirty (30) days after receipt of the Notice, the Indemnified Party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. Failure to provide Notice shall not limit the rights of such party to indemnification, except to the extent the Indemnifying Party’s defense of the action is actually prejudiced by such failure. The assumption of the defense or the non-assumption of the defense, by the purported Indemnifying Party will not affect such party’s right to dispute its obligation to provide indemnification hereunder.

8.6. Notice by the Parties. Each Party agrees to promptly notify the other of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article VIII upon discovery or receipt of notice thereof.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated, and the other Transactions contemplated hereby may be abandoned by action taken or authorized by the board of directors (or appropriate committee or designee) of the terminating party or parties, whether before or after approval of the Transaction by the Shareholder:

(a) By mutual written consent of TCA CRESENT and Company at any time prior to the Closing;

(b) By either Company or TCA CRESENT, if any court of competent jurisdiction or other governmental entity shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting, prior to the Closing , the Transaction, and such order, decree, ruling or other action shall have become final and non-appealable (which order or other action the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to resist, resolve or lift, as applicable); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party if the issuance of such final and non-appealable Order or other action was due to the failure by such party to perform any of its obligations under this Agreement;

(c) By TCA CRESENT, at any time prior to the Closing if: (i) there shall be an uncured inaccuracy in any representation or warranty of Company or the Shareholder contained in this Agreement or breach of any covenant of the Company contained in this Agreement, (ii) TCA CRESENT shall have delivered to the Company written notice of such uncured inaccuracy or breach and (iii) either such uncured inaccuracy or breach is not capable of cure or at least twenty (20) calendar days shall have elapsed since the date of delivery of such written notice to Company and such Uncured Inaccuracy or breach shall not have been cured;

(d) By Company, at any time prior to the Closing if: (i) there shall be an uncured inaccuracy in any representation or warranty of TCA CRESENT contained in this Agreement or breach of any covenant of TCA CRESENT contained in this Agreement, (ii) Company shall have delivered to TCA CRESENT written notice of such uncured inaccuracy or breach and (iii) either such uncured inaccuracy or breach is not capable of cure or at least 20 calendar days shall have elapsed since the date of delivery of such written notice to TCA CRESENT and such uncured inaccuracy or breach shall not have been cured; or

(e) By either TCA CRESENT or Company at any time prior to the Closing, if the other Party has suffered a material adverse effect.

(f) Automatically upon termination by Shareholder of the Employment Agreement as set forth in Section 4.5(b) of this Agreement.

9.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or TCA CRESENT as provided in Section 9.1(a) or Section 9.2(b), this Agreement shall become void and there shall be no liability or obligation on the part of any Party hereto or their respective subsidiaries, officers or directors except for any obligations or liability incurred prior to the termination described in this Article IX.

(b) In the event of termination of this Agreement as provided in Section 9.1(f), the Shareholder Note and Bonding Note shall be immediately terminated and TCA CRESENT shall not be liable for any continuing payment obligations under Section 1.3b hereof, the Shareholder Note or the Bonding Note. The Parties expressly agree that the foregoing termination provision shall not affect the Exchange under this Agreement.

(c) Each of Company, the Shareholder and TCA CRESENT acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement.

9.3 Amendment. This Agreement may be amended by Company and TCA CRESENT by action taken by or on behalf of their respective boards of directors at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.4 Waiver. At any time prior to the Closing, TCA CRESENT, on the one hand, and Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other Party with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

MISCELLANEOUS

10.1 Assignment. Neither this Agreement nor any right created hereby shall be assignable by any Party hereto.

10.2 Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

10.3 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.4 Notices. Any notice or communication must be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third (3rd) Business Day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by email or facsimile transmission. For purposes of notice, the addresses of the Parties shall be:

If to TCA CRESENT:

Address: 19950 West Country Club Drive, Suite 101

Aventura, FL 33180

Attention: Alyce Schreiber

Telephone:

Facsimile:

Email:

With a copy to Lucosky Brookman LLP (which shall not constitute notice):

Address: 101 Wood Avenue Sout

Woodbridge, NJ 08830

Attention: Seth A. Brookman

Email: sbrookman@lucbro.com

If to Company

Address: 990 Lee-Ann Drive

Concord, North Carolina 28025

Attention: Dewey K. Gabriel

Telephone: 1-704-239-2463

Facsimile: 1-704-788-9581

Email:

If to Shareholder

Address: 990 Lee-Ann Drive

Concord, North Carolina 28025

Attention: Dewey K. Gabriel

Telephone: 1-704-239-2463

Facsimile:

Email:

10.5 Governing Law; Venue. This Agreement shall be governed solely and exclusively by and construed in accordance with the internal laws of the State of California without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City and County of Los Angeles, California. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personal jurisdiction of the federal and state courts located in the City and County of Los Angeles in the State of California and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in the State of Arizona. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personal jurisdiction with respect thereto. In the event of any such action or proceeding, the Party prevailing therein shall be entitled to payment from the other Party hereto of its reasonable counsel fees and disbursements.

10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7 Facsimile or Email Transmissions. This Agreement, any other Transaction documents and all agreements, documents and certificates delivered pursuant to this Agreement and/or the other Transaction documents or in connection with the Transaction may be executed by any Party and transmitted by such Party to any other Party or Parties by facsimile or email, and any such document shall be deemed to have full force and effect as if the facsimile or email signature or signatures on such documents were original.

10.8 Third Party Beneficiaries. None of the provisions of this Agreement or any Transaction document is intended to grant any right or benefit to any Person or entity which is not a Party to this Agreement.

10.9 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

10.10 Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

10.11 Entire Agreement. This Agreement and the other Transaction documents, constitute the entire contract between the Parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter.

10.12 Counsel Review. The Parties hereto acknowledge that each of them has either had this Agreement reviewed by their legal counsel or had the opportunity to have this Agreement be reviewed by their legal counsel and waived the opportunity for such legal counsel review. Therefore, each Party waives the right to base any claim against the other Party on an unequal bargaining position, unconscionable actions or provisions in the Agreement or unfair or lack of good faith dealing by the other party.

BALANCE OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE AND SCHEDULES TO FOLLOW

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

TCA Cresent Construction Company, LLC

By:

Printed Name:	Alyce Schreiber

Title:	Manager

Cresent Construction Company, Inc.

By:

Printed Name:	Dewey Keith Gabriel

Title:	President

Intelligent Highway Solutions, Inc.

By:

Printed Name:	Philip Kirkland

Title:	Secretary and Treasurer

Shareholder:	Dewey Keith Gabriel

Signature:
Dewey Keith Gabriel

Schedule 1.1 See Section 4.1

Shares Owned

Shareholder Name	Number of Shares	% Interest in Company

Dewey Keith Gabriel	Twenty Thousand Common Shares Issued	100%

Cresent Construction Company, Inc.	One Hundred Thousand Common Shares Authorized	N/A

Schedule 1.2

Cresent Construction Company, Inc. – Closing Deliverables

(a) certificates representing all of the Company Shares, accompanied by duly executed stock transfer forms transferring such Company Shares to TCA CRESENT and otherwise in good form for Transfer, or if any Company Share certificates have been lost or destroyed, an indemnity from such Shareholder in form and content approved by TCA CRESENT or its counsel before execution of this Agreement, including a power of attorney coupled with an interest in favor of TCA CRESENT entitling TCA CRESENT to exercise all rights, whether voting or otherwise, attaching to such Company Shares pending registration of share transfers;

(b) such other Documents as may be reasonably requested by TCA CRESENT and approved in good faith by the Shareholder and the Management Group and their respective counsel, that are necessary to effect the Closing.

(c) the Officer’s Certificate;

(d) the Secretary’s Certificate;

(e) The passwords and control information for all intellectual property, bank accounts, property addresses etc.

(f) such other Documents as may be reasonably requested by the Shareholder and necessary to effect the Closing.

(g) Section 1.3 b Shareholder Note in favor of Shareholder

(h) Section 4.5 Employment Agreement for Dewey Keith Gabriel

(i) Section 5.8 Bonding Note in favor of Shareholder

Schedule 1.3 See Section 3.6

Cresent Construction Company, Inc. – Financial and Other Statements

October 31, 2016 (un-reviewed)

October 31, 2015 (reviewed)

October 31, 2014 (reviewed)

October 31, 2013 (reviewed)

Accounts Receivable Aging, Accounts Payable Aging, Furniture, Fixture and Equipment listing, Inventory listing and valuation, customer list and data, all credit references and credit account, merchant accounts.

Schedule 1.4 See Section 3.6

Tax Returns

2015 Federal and State Tax Returns

2014 Federal and State Tax Returns

2013 Federal and State Tax Returns

SCHEDULE 1.5 SEE SECTION 1.3 b

Promissory Notes, Employment Agreement and Preferred Share Sample

Section 1.3 b Shareholder Note in favor of Shareholder

Section 5.8 Bonding Note in favor of Shareholder

Section 4.5 Employment Agreement for Dewey Keith Gabriel

Section 1.3 b Sample Preferred Share Certificate

Section 1.3 b Shareholder Note in favor of Shareholder

Promissory note

$1,300,000.00	March ___, 2017

FOR VALUE RECEIVED, the undersigned, TCA Cresent Construction Company, LLC, a Florida limited liability company (“TCA Cresent”), promises to pay to the order of the Dewey Keith Gabriel at 990 Lee-Ann Drive, Concord, North Carolina 28025 (“Gabriel”), or at such other place as may be designated in writing by the holder of this note, on or before March __, 2022, the principal sum of $1,300,000.00, together with interest thereon at the rate of 6.00% per annum, both principal and interest payable in lawful money of the United States of America in installments as follows:

The principal sum of $1,300,000.00 immediately accruing interest at the rate of 6.00% per annum compounded monthly with no payment of interest on the note until August __, 2017 with the then accrued balance of principal and interest of $1,526,934.41 accruing interest at the rate of 6.00% per annum compounded monthly being paid in ten (10) installments in the amount of $152,693.41 commencing on August __, 2017 and continuing on the same day every sixth month thereafter of the month with the last installment shall be due and payable on March ___, 2022; provided, however, no such payment shall be due unless Gabriel provides thirty days’ prior written notice to TCA Cresent of each payment. Each of the foregoing payments of principal and interest shall be applied first to the payment of interest, at the rate aforesaid on the unpaid principal, and the balance, if any, shall be applied to the principal sum. See amortization schedule attached hereto and made an integral part hereof.

The amount due under this note may be reduced pursuant to Section 1.3 b (ii) of that certain Stock Acquisition Agreement by and between TCA Cresent, Cresent Construction Company, Inc., a North Carolina corporation, and Gabriel dated March __, 2017 (the “Acquisition Agreement”). If so reduced, please be advised the attached amortization table may be invalidated and a new amortization table may need to be recalculated in accordance with section 1.3 b of the said Stock Acquisition Agreement.

Pursuant to Section 4.5(b) of the Acquisition Agreement, in the event Gabriel terminates his employment under the Employment Agreement without Good Cause (as such terms are defined in the Acquisition Agreement), this Note shall immediately be cancelled and any continuing payment obligations of TCA Cresent pursuant to the Acquisition Agreement and this Note shall likewise be null and void.

The privilege is reserved in the makers hereof to prepay the indebtedness evidenced by this note, either in whole or in part, at any time, without penalty.

While any default exists hereunder or under the terms of this note, Shareholder, only after providing TCA Cresent prior written notice of the default and TCA Cresent’s failure to cure such default within thirty (30) days after receipt of the written notice, may at its option may choose to recapture 100% of the stock, to be returned by Buyer within forty-five (45) days, with no liens or encumbrances, or elect to have the entire unpaid principal balance hereof bear interest at the rate of 18.00% per annum or any lower amount necessary to be non-usurious under applicable law. During the existence of any such default, the holder of this note may apply payments received on any amount due hereunder or under the terms of any instrument now or hereafter evidencing or securing any said indebtedness as said holder may determine.

Upon default in the payment of any installment due hereunder, or upon default in the performance or observance of any provision, covenant or condition of this note, or if any of the makers hereof commit any act of bankruptcy, file a petition in bankruptcy, be adjudicated bankrupt or insolvent, petition or apply to any tribunal for any receiver or trustee of any makers or of any of the makers’ property, or in the event a receiver or trustee of any maker or of the makers’ property be appointed by any court or tribunal, then in any of such events, after prior written notice to TCA Cresent of the default or actions described above and TCA Cresent’s failure to cure such default or withdraw such action within thirty (30) days after receipt of the written notice, at the option of the holder hereof, this note shall become and be due, payable and collectible then or thereafter as the holder may elect, regardless of the date of maturity hereof and forthwith without demand, notice of nonpayment, presentment, protest or notice of dishonor all of which are hereby expressly waived by the makers and all endorsers, sureties, guarantors and all other persons who may become liable for all or any part of this obligation. Except for the notice requirements described in this paragraph, notice of the exercise of such option is hereby expressly waived. The failure of the holder of this note to exercise such option upon the default shall not be taken or construed to be a waiver of a right to exercise such option for any subsequent default, and for this purpose the failure to pay each separate installment required hereunder when due shall be treated and considered as a separate default hereunder.

The notice requirements set forth in this Promissory Note shall follow and be done in accordance with the notice requirements and procedures set forth in Section 10.4 of the Agreement.

If and as often as this note is placed in the hands of an attorney for collection after the same shall for any reason become due, or if collected by legal proceedings or through the probate or bankruptcy courts, the makers hereof agree to pay the holder hereof a reasonable attorneys’ fee, and which shall be collected as part of the principal hereof, together with all Court costs and other expenses paid by the holder thereof.

This note is to be governed by and construed in accordance with the laws of the State of Nevada. Any and all disputes regarding this note shall be litigated in the courts in Broward County, Florida.

IN WITNESS WHEREOF, the undersigned makers have executed and delivered this Promissory Note, the day and year first hereinabove written.

TCA CRESENT CONSTRUCTION COMPANY, LLC

By:
Alyce Schreiber,
Manager

	Month	Starting		Payment	Interest	Balance
Month	Count	Balance	Rate	Made	Accrued	Post-Payment

Mar-17	1	1,300,000.00	6.0%		6,500.00	1,306,500.00
May-17	2	1,306,500.00	6.0%		6,532.50	1,313,032.50
May-17	3	1,313,032.50	6.0%		6,565.16	1,319,597.66
Jul-17	4	1,319,597.66	6.0%		6,597.99	1,326,195.65
Jul-17	5	1,326,195.65	6.0%		6,630.98	1,332,826.63
Aug-17	6	1,332,826.63	6.0%	152,693.41	6,664.13	1,186,797.35
Oct-17	7	1,186,797.35	6.0%		5,933.99	1,192,731.34
Oct-17	8	1,192,731.34	6.0%		5,963.66	1,198,695.00
Dec-17	9	1,198,695.00	6.0%		5,993.47	1,204,688.47
Dec-17	10	1,204,688.47	6.0%		6,023.44	1,210,711.91
Jan-18	11	1,210,711.91	6.0%		6,053.56	1,216,765.47
Mar-18	12	1,216,765.47	6.0%	152,693.41	6,083.83	1,070,155.89
Mar-18	13	1,070,155.89	6.0%		5,350.78	1,075,506.67
May-18	14	1,075,506.67	6.0%		5,377.53	1,080,884.20
May-18	15	1,080,884.20	6.0%		5,404.42	1,086,288.62
Jul-18	16	1,086,288.62	6.0%		5,431.44	1,091,720.07
Jul-18	17	1,091,720.07	6.0%		5,458.60	1,097,178.67
Aug-18	18	1,097,178.67	6.0%	152,693.41	5,485.89	949,971.15
Oct-18	19	949,971.15	6.0%		4,749.86	954,721.01
Oct-18	20	954,721.01	6.0%		4,773.61	959,494.61
Dec-18	21	959,494.61	6.0%		4,797.47	964,292.08
Dec-18	22	964,292.08	6.0%		4,821.46	969,113.54
Jan-19	23	969,113.54	6.0%		4,845.57	973,959.11
Mar-19	24	973,959.11	6.0%	152,693.41	4,869.80	826,135.50
Mar-19	25	826,135.50	6.0%		4,130.68	830,266.18
May-19	26	830,266.18	6.0%		4,151.33	834,417.51
May-19	27	834,417.51	6.0%		4,172.09	838,589.59
Jul-19	28	838,589.59	6.0%		4,192.95	842,782.54
Jul-19	29	842,782.54	6.0%		4,213.91	846,996.45
Aug-19	30	846,996.45	6.0%	152,693.41	4,234.98	698,538.03
Oct-19	31	698,538.03	6.0%		3,492.69	702,030.72
Oct-19	32	702,030.72	6.0%		3,510.15	705,540.87
Dec-19	33	705,540.87	6.0%		3,527.70	709,068.58
Dec-19	34	709,068.58	6.0%		3,545.34	712,613.92
Jan-20	35	712,613.92	6.0%		3,563.07	716,176.99
Mar-20	36	716,176.99	6.0%	152,693.41	3,580.88	567,064.46
Mar-20	37	567,064.46	6.0%		2,835.32	569,899.78
May-20	38	569,899.78	6.0%		2,849.50	572,749.28
May-20	39	572,749.28	6.0%		2,863.75	575,613.03
Jul-20	40	575,613.03	6.0%		2,878.07	578,491.10
Jul-20	41	578,491.10	6.0%		2,892.46	581,383.55
Aug-20	42	581,383.55	6.0%	152,693.41	2,906.92	431,597.06

Oct-20	43	431,597.06	6.0%		2,157.99	433,755.04
Oct-20	44	433,755.04	6.0%		2,168.78	435,923.82
Dec-20	45	435,923.82	6.0%		2,179.62	438,103.44
Dec-20	46	438,103.44	6.0%		2,190.52	440,293.96
Jan-21	47	440,293.96	6.0%		2,201.47	442,495.43
Mar-21	48	442,495.43	6.0%	152,693.41	2,212.48	292,014.49
Mar-21	49	292,014.49	6.0%		1,460.07	293,474.56
May-21	50	293,474.56	6.0%		1,467.37	294,941.94
May-21	51	294,941.94	6.0%		1,474.71	296,416.65
Jul-21	52	296,416.65	6.0%		1,482.08	297,898.73
Jul-21	53	297,898.73	6.0%		1,489.49	299,388.22
Aug-21	54	299,388.22	6.0%	152,693.41	1,496.94	148,191.76
Oct-21	55	148,191.76	6.0%		740.96	148,932.71
Oct-21	56	148,932.71	6.0%		744.66	149,677.38
Dec-21	57	149,677.38	6.0%		748.39	150,425.76
Dec-21	58	150,425.76	6.0%		752.13	151,177.89
Jan-22	59	151,177.89	6.0%		755.89	151,933.78
Mar-22	60	151,933.78	6.0%	152,693.45	759.67	0.00

Section 5.8 Bonding Note in favor of Shareholder

Promissory note

$250,000.00	March ___, 2017

FOR VALUE RECEIVED, the undersigned, TCA Cresent Construction Company, LLC., a Florida limited liability company (“TCA Cresent”), promises to pay to the order of the Dewey Keith Gabriel at 990 Lee-Ann Drive, Concord, North Carolina 28025 (“Gabriel”), or at such other place as may be designated in writing by the holder of this note, on or before March__, 2020, the principal sum of $250,000.00, together with interest thereon at the rate of 8.00% per annum, both principal and interest payable in lawful money of the United States of America in installments as follows:

The principal sum of $250,000.00 immediately accruing interest at the rate of 8.00% per annum compounded monthly with no payment of interest on the note until March __, 2017 with the then accrued balance of principal and interest of $282,027.30 accruing interest at the rate of 8.00% per annum compounded monthly being paid in 36 consecutive monthly installments with installments 1-35 in the amount of $7,834.09 and the final 36th installment in the amount of $7,384.15 being due and payable on March __, 2020; provided, however, no such payment shall be due unless Gabriel provides thirty days’ prior written notice to TCA Cresent of each payment. Each of the foregoing payments of principal and interest shall be applied first to the payment of interest, at the rate aforesaid on the unpaid principal, and the balance, if any, shall be applied to the principal sum. See amortization schedule attached hereto.]

This Promissory Note and the amount due under this Promissory Note is fulfilling a requirement set forth in Section 5.8 of that certain Stock Acquisition Agreement by and between TCA Cresent, Cresent Construction Company, Inc., a North Carolina corporation, and Gabriel dated March __, 2017 (“Agreement”).

Pursuant to Section 4.5(b) of the Acquisition Agreement, in the event Gabriel terminates his employment under the Employment Agreement without Good Cause (as such terms are defined in the Acquisition Agreement), this Note shall immediately be cancelled and any continuing payment obligations of TCA Cresent pursuant to the Acquisition Agreement and this Note shall likewise be null and void.

The privilege is reserved in the makers hereof to prepay the indebtedness evidenced by this note, either in whole or in part, at any time, without penalty.

While any default exists hereunder or under the terms of this note, Shareholder, only after providing TCA Cresent prior written notice of the default and TCA Cresent’s failure to cure such default within thirty (30) days after receipt of the written notice, may at its option may choose to recapture 100% of the stock, to be returned by Buyer within forty-five (45) days, with no liens or encumbrances, or elect to have the entire unpaid principal balance hereof bear interest at the rate of 18.00% per annum or any lower rate required by law to non-usurious. During the existence of any such default, the holder of this note may apply payments received on any amount due hereunder or under the terms of any instrument now or hereafter evidencing or securing any said indebtedness as said holder may determine.

Upon default in the payment of any installment due hereunder, or upon default in the performance or observance of any provision, covenant or condition of this note, or if any of the makers hereof commit any act of bankruptcy, file a petition in bankruptcy, be adjudicated bankrupt or insolvent, petition or apply to any tribunal for any receiver or trustee of any makers or of any of the makers’ property, or in the event a receiver or trustee of any maker or of the makers’ property be appointed by any court or tribunal, then in any of such events, after prior written notice to TCA Cresent of the default or actions described above and TCA Cresent’s failure to cure such default or withdraw such action within thirty (30) days after receipt of the written notice, at the option of the holder hereof, this note shall be due, payable and collectible then or thereafter as the holder may elect, regardless of the date of maturity hereof and forthwith without additional demand, notice of nonpayment, presentment, protest or notice of dishonor all of which are hereby expressly waived by the makers and all endorsers, sureties, guarantors and all other persons who may become liable for all or any part of this obligation. Except for the notice requirements as described in this paragraph, notice of the exercise of such option is hereby expressly waived. The failure of the holder of this note to exercise such option upon the default shall not be taken or construed to be a waiver of a right to exercise such option for any subsequent default, and for this purpose the failure to pay each separate installment required hereunder when due shall be treated and considered as a separate default hereunder.

The notice requirements set forth in this Promissory Note shall follow and be done in accordance with the notice requirements and procedures set forth in Section 10.4 of the Agreement.

If and as often as this note is placed in the hands of an attorney for collection after the same shall for any reason become due, or if collected by legal proceedings or through the probate or bankruptcy courts, the makers hereof agree to pay the holder hereof a reasonable attorneys’ fee, and which shall be collected as part of the principal hereof, together with all Court costs and other expenses paid by the holder thereof.

This note is to be governed by and construed in accordance with the laws of the State of Nevada. Any and all disputes regarding this note shall be litigated in the courts in Broward County, Florida.

IN WITNESS WHEREOF, the undersigned makers have executed and delivered this Promissory Note, the day and year first hereinabove written.

TCA CRESENT CONSTRUCTION COMPANY, LLC

By:
Alyce Schreiber,
Manger

	Month	Starting		Payment	Interest	Balance
Month	Count	Balance	Rate	Made	Accrued	Post-Payment

Mar-17	1	250,000.00	8.0%	7,834.09	1,666.67	243,832.58
May-17	2	243,832.58	8.0%	7,834.09	1,625.55	237,624.04
May-17	3	237,624.04	8.0%	7,834.09	1,584.16	231,374.11
Jul-17	4	231,374.11	8.0%	7,834.09	1,542.49	225,082.51
Jul-17	5	225,082.51	8.0%	7,834.09	1,500.55	218,748.97
Aug-17	6	218,748.97	8.0%	7,834.09	1,458.33	212,373.21
Oct-17	7	212,373.21	8.0%	7,834.09	1,415.82	205,954.94
Oct-17	8	205,954.94	8.0%	7,834.09	1,373.03	199,493.88
Dec-17	9	199,493.88	8.0%	7,834.09	1,329.96	192,989.75
Dec-17	10	192,989.75	8.0%	7,834.09	1,286.60	186,442.26
Jan-18	11	186,442.26	8.0%	7,834.09	1,242.95	179,851.12
Mar-18	12	179,851.12	8.0%	7,834.09	1,199.01	173,216.04
Mar-18	13	173,216.04	8.0%	7,834.09	1,154.77	166,536.72
May-18	14	166,536.72	8.0%	7,834.09	1,110.24	159,812.87
May-18	15	159,812.87	8.0%	7,834.09	1,065.42	153,044.20
Jul-18	16	153,044.20	8.0%	7,834.09	1,020.29	146,230.41
Jul-18	17	146,230.41	8.0%	7,834.09	974.87	139,371.19
Aug-18	18	139,371.19	8.0%	7,834.09	929.14	132,466.24
Oct-18	19	132,466.24	8.0%	7,834.09	883.11	125,515.26
Oct-18	20	125,515.26	8.0%	7,834.09	836.77	118,517.94
Dec-18	21	118,517.94	8.0%	7,834.09	790.12	111,473.96
Dec-18	22	111,473.96	8.0%	7,834.09	743.16	104,383.03
Jan-19	23	104,383.03	8.0%	7,834.09	695.89	97,244.83
Mar-19	24	97,244.83	8.0%	7,834.09	648.30	90,059.04
Mar-19	25	90,059.04	8.0%	7,834.09	600.39	82,825.34
May-19	26	82,825.34	8.0%	7,834.09	552.17	75,543.42
May-19	27	75,543.42	8.0%	7,834.09	503.62	68,212.96
Jul-19	28	68,212.96	8.0%	7,834.09	454.75	60,833.62
Jul-19	29	60,833.62	8.0%	7,834.09	405.56	53,405.09
Aug-19	30	53,405.09	8.0%	7,834.09	356.03	45,927.03
Oct-19	31	45,927.03	8.0%	7,834.09	306.18	38,399.12
Oct-19	32	38,399.12	8.0%	7,834.09	255.99	30,821.02
Dec-19	33	30,821.02	8.0%	7,834.09	205.47	23,192.41
Dec-19	34	23,192.41	8.0%	7,834.09	154.62	15,512.93
Jan-20	35	15,512.93	8.0%	7,834.09	103.42	7,782.26
Mar-20	36	7,782.26	8.0%	7,834.15	51.88	(0.00)

Section 4.5 Employment Agreement for Dewey Keith Gabriel

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of March [●], 2017, by and between CRESENT CONSTRUCTION COMPANY, INC., a corporation incorporated under the laws of the State of North Carolina (the “Company”), and DEWEY KEITH GABRIEL, an individual (the “Executive”).

WHEREAS, the Company desires to retain the services of Executive as Director of Operations, and Executive desires to be employed by the Company as Director of Operations, upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged and confessed, the parties agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment by the Company, upon the terms and conditions specified herein for the Term of Employment (as hereinafter defined).

2. Duties of Executive. During the Term of Employment, Executive is hereby employed as Director of Operations. Executive shall report directly to the Company’s Board of Directors or Managers (as applicable) or such other person as may be designated by the Board of Directors or Managers. In furtherance of the foregoing, Executive shall, subject to the direction and instruction of the Company: (a) devote Executive’s full and entire working time, attention and energies to the Company, and will diligently and to the best of Executive’s ability perform all duties incident to Executive’s employment hereunder; (b) use Executive’s best efforts to promote the interests of the Company; and (c) perform such other duties as the Board of Directors or Managers (as applicable) may from time to time direct.

3. Financial Arrangements.

3.1 Compensation. As compensation for Executive’s services hereunder, the Company shall pay Executive an annual salary of Sixty- Five Thousand Dollars ($65,000.00), payable on at least a monthly basis, subject to such payroll and withholding deductions as may be required by law or as otherwise authorized by Executive in writing. Executive’s compensation arrangement will be reviewed annually by the Board of Directors or Managers (as applicable). All determinations of the Board of Directors or Managers (as applicable) under this Agreement shall be made excluding Executive from such consideration or approval.

3.2 Bonus. In addition to the salary payable to Executive described in that Subsection of this Agreement entitled Compensation, the Company may pay Executive a bonus in accordance with any bonus compensation program as adopted from time to time by the Company (the “Bonus”). The Company shall determine the amount of and pay the Bonus, if any, to Executive in accordance with any bonus compensation program then in effect. The payment of the Bonus, if any, is subject to such payroll and withholding deductions as may be required by law or as otherwise authorized by Executive in writing.

3.3 Expenses. Throughout the term of Executive’s employment hereunder, the Company shall reimburse Executive for all reasonable and necessary travel, entertainment, and other business expenses which may be incurred in direct connection with the performance of Executive’s duties in accordance with policies adopted from time to time by the Company concerning expense reimbursement for Executives. Such expenses as are authorized for payment or reimbursement shall be paid for by the Company or reimbursed to Executive upon presentation to the Company of an itemized expense statement with respect thereto.

3.4 Fringe Benefits. Executive shall receive Company health care and matching 401K plan. Additionally, the Company, as part of the salary of Executive, agrees to maintain a key man life insurance policy in the face amount of $2,000,000.00. At the end of the thirty-six (36) month term of the employment agreement, the key man life insurance policy will be made available to Executive, and assigned to Executive, with the responsibility of Executive to maintain premiums and hold and indemnify the Company from any further responsibility. The Board of Directors or Managers (as applicable) may provide other such Executive fringe benefits as may be authorized and adopted from time to time.

4. Definitions.

4.1 As used herein, the term “Confidential Information” shall mean any information obtained at any time while Executive is or was employed by the Company which is not generally known and which is proprietary to the Company, including, but is not limited to, trade secrets, Inventions (as defined herein), information pertaining to research, computer software, development, techniques, engineering, purchasing, marketing, selling, accounting, licensing, specialized know-how, processes, discoveries, products, equipment, models, prototypes, devices, computer programs, lists of Executives, mailing lists, details of contracts, cost systems, pricing policies, operational methods, marketing plans, business acquisition plans, customer lists, the particular needs and requirements of customers, and the identity of customers and potential customers. All information designated or treated as Confidential Information or as a trade secret by the Company shall, regardless of its source, be deemed Confidential Information for all purposes.

4.2 As used herein, the term “Inventions” shall mean all ideas, discoveries, and improvements, whether or not shown or described in writing or reduced to practice or use, and whether or not patentable, relating in any manner to any of the Company’s present or future products, computer software, services, manufacturing, or research.

5. Restrictive Covenants.

5.1 Non-Disclosure. Executive represents and warrants that Executive is free of any contractual restrictions and restraints in entering this Agreement, and has not, and will not, in connection with his or her employment with the Company divulge any confidential information, trade secrets, or copyright-protected information of any prior employer or of any other third party to whom Executive owes an obligation of confidentiality. Executive recognizes Executive’s responsibility to protect all of the Company’s Confidential Information and agrees to use his or her best efforts and to exercise utmost diligence to protect and guard the Confidential Information of the Company and any subsidiaries or affiliated companies. Executive agrees to hold in strictest and total confidence all Confidential Information. Executive will at no time, without prior written authorization by the Company, disclose or in any way transfer or communicate, or use for the benefit of any person or entity other than the Company, any Confidential Information.

5.2 Return of Confidential Information. Upon termination of employment with the Company or at any other time upon the Company’s request, Executive shall promptly return to the Company all originals and all copies (including photocopies, facsimiles, and computer or other means of electronic storage) of all materials relating in any way to Confidential Information or the business of the Company or any affiliated companies and subsidiaries of the Company, and will so represent to the Company upon termination of employment.

5.3 Work Product. Executive shall promptly and fully disclose to the Company and Executive shall hold in trust for the Company’s sole right and benefit any Invention that Executive makes, conceives, or reduces to practice, or causes to be made, conceived, or reduced to practice during the period when Executive is or was employed with the Company; provided, however, that this disclosure obligation shall only be applicable to those Inventions that relate in any manner to subject matter pertaining to Executive’s employment, or that relate in any manner or are directly or indirectly connected with the business, services, products, projects, or Confidential Information of the Company, or that involve in any manner the use of any time, material, or facilities of the Company, or services of any of the Company’s Executives during normal working hours. All items, including without limitation software, specifications, drawings, samples, tools, technical information, or data, regardless of format or medium, prepared or originated by or for Executive specifically for the Company at the Company’s request in connection with his or her employment shall be the exclusive property of the Company and shall be deemed to be works for hire, and to the extent they may not be works for hire, Executive assigns to the Company all rights, title, and interest in and to such items (“Work Product”), including rights to copyright. Executive hereby assigns to the Company all of Executive’s right, title and interest in and to all Work Product and Inventions that are subject to the disclosure obligations hereof and hereby agrees, upon the Company’s request, to execute, verify, and deliver to the Company documents including, but not limited to, assignments and applications for Letters of Patent, and to perform such other acts, including, but not limited to, appearing as a witness in any action brought in connection with this Agreement, that is deemed reasonably necessary or appropriate by the Company to allow it to obtain the sole right, title, interest and benefit of all such Work Product and Inventions. The assignment of Work Product and Inventions herein and Executive’s agreements in connection therewith shall not apply to any Invention for which: (i) no equipment, supplies, facilities, or Confidential Information of the Company or services of any of the Company’s Executives during normal working hours was used; (ii) was developed entirely on Executive’s own time; (iii) does not relate to (a) the business of the Company or (b) the Company’s actual or demonstratively anticipated research or development; and (iv) which does not result from any work performed by Executive for the Company.

5.4 Non-Disparagement. Executive and the Company shall not disparage the business reputation of the other Party or take any actions that are harmful to the other Party’s goodwill with its customers, shareholders, providers, vendors, Executives, the media or the public.

5.5 Non-Solicitation. During the Term of Employment (as defined below), the Executive shall not, directly or indirectly, for Executive’s benefit or the benefit of a third party, (i) induce or attempt to induce any employees of the Company or any of its subsidiaries or affiliates to leave the employ of the Company or diminish his or her relationship with the Company or (ii) solicit the business of any client or customer of the Company, or any client or customer that could reasonably be expected to be a client or customer of the Company

5.6 Non-Compete. Except as a passive investor in less than five percent (5%) of the equity securities of a publicly held company, during the Term of Employment, the Executive shall not engage in, own or control an interest in, or act as principal, director or officer of, or consultant to, or employee of, or independent contractor to, any firm or corporation (i) engaged in a venture or business substantially similar to that of the Company or (ii) which is in direct or indirect competition with the Company within the United States of America, its territories and possessions.

6. Term and Termination of Agreement.

6.1 Term of Employment. The term of this Agreement (the “Term of Employment”) shall commence effective as of the date hereof (the “Commencement Date”), and shall continue until the third (3rd) anniversary of the Commencement Date, unless extended or earlier terminated as hereinafter provided.

6.2 Termination. Notwithstanding any other provision of this Subsection of this Agreement entitled Termination, Executive’s obligations pursuant to that Section of this Agreement entitled Restrictive Covenants shall continue in full force and effect after termination of Executive’s employment or expiration of this Agreement.

(a) Death. Executive’s employment hereunder shall terminate immediately upon death.

(b) For Cause. Upon first obtaining written consent from TCA GLOBAL CREDIT MASTER FUND, LP, a Cayman Islands limited partnership (“TCA”), the Company may terminate Executive’s employment hereunder at any time, effective immediately upon written notice, for cause. For the purpose of this Agreement “cause” shall mean: (A) continued failure by Executive to perform substantially Executive’s duties and responsibilities (other than a failure resulting from Long-Term Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board of Directors or Managers (as applicable); (B) engagement in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of Executive with a crime involving moral turpitude or a felony; (D) the indictment of Executive for an act of criminal fraud, misappropriation or personal dishonesty; or (E) a material breach by Executive of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to Executive identifying the provision of this Agreement that Company determined has been breached. For purposes of (C) and (D), if the criminal charge is subsequently dismissed with prejudice or the Executive is acquitted at trial or on appeal then the Executive will be deemed to have been terminated without Cause. In the event that Executive is terminated for cause, the Company shall pay Executive’s salary through the date of termination, and shall thereafter have no further obligation to Executive. For purposes of this Subsection of this Agreement entitled Termination, no act, or failure to act, on the part of the Executive shall be deemed “willful” unless done, or omitted to be done, by the Executive without good faith and without reasonable belief that the action or omission was in the best interest of the Company.

(c) Long-Term Disability. Executive’s employment hereunder shall terminate immediately should Executive commence a Long-Term Disability, as hereinafter defined. Executive shall have commenced a “Long-Term Disability” if: (i) Executive cannot perform the essential functions of his employment position, with or without a reasonable accommodation for his disability; or (ii) Executive cannot perform the essential functions of his employment position without an accommodation that would be an undue hardship for the Company to provide. The foregoing definition of Long-Term Disability is not intended to and shall not affect the definition of “disability” or any similar term in any insurance policy the Company may provide.

(d) Without Cause. Upon first obtaining written consent from TCA, Executive’s employment hereunder may be terminated by the Company at any time, effective upon written notice of termination. In the event that Executive is terminated without cause, the Company shall pay Executive’s salary through the date of termination.

(e) By Executive. Executive may terminate this Agreement for Good Reason upon providing Company with written notice and without Good Reason on ninety (90) days’ written notice.

i. Termination by Executive with Good Reason. The Executive may terminate his employment for Good Reason (as defined herein) at any time during the term of this Agreement, by giving written notice to the Company thereof. In the event that Executive terminates his employment for Good Reason, the Company’s obligations to make any further payment to the Executive shall cease. Executive shall execute a release in favor of Company, and the Company shall have no further obligations to the Executive under this Agreement except as otherwise may be provided under the Stock Option Plan or any Option Agreement between Company and Executive.

ii. Termination by Executive without Good Reason. The Executive may terminate his employment at any time, by giving advance written notice to the Company. Any such termination shall become effective on the date specified in such notice, which shall not be earlier than ninety (90) days after the date of such notice (or such earlier date that the Company may determine in its sole discretion), and the Executive shall continue to perform his duties pursuant to the terms of this Agreement for such period. In the event that Executive terminates his employment without Good Reason, the Company shall pay Executive’s salary through the date of termination, and shall thereafter have no further obligation to Executive.

iii. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent (A) a reduction by the Company in Executive’s Base Salary pursuant to the terms of this Agreement; (B) requiring Executive to relocate from his current place of residence by more than a hundred miles; (C) a material breach of this Agreement; (D) the failure by Company to obtain the assumption of this Agreement by any successor of Company; or (E) a material reduction in Executive’s authority and responsibility under this Agreement.

7. Additional Provisions.

7.1 Notices. Any notice, demand, or communication required, permitted, or desired to be given hereunder, shall be deemed effectively given when personally delivered or when mailed by prepaid, certified mail, return receipt requested, if to the Company at the Company’s principal place of business and if to Executive at Executive’s last address on file with the Company or to such other address, and to the attention of such other person(s) or officer(s) as either party may designate by written notice.

7.2 Governing Law. This Agreement shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Nevada, and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

7.3 MANDATORY FORUM SELECTION. (a) THE PARTIES IRREVOCABLY AGREE THAT ANY DISPUTE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH, DIRECTLY OR INDIRECTLY, THIS AGREEMENT OR RELATED TO ANY MATTER WHICH IS THE SUBJECT OF OR INCIDENTAL TO THIS AGREEMENT (WHETHER OR NOT SUCH CLAIM IS BASED UPON BREACH OF CONTRACT OR TORT) SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN BROWARD COUNTY, FLORIDA. THIS PROVISION IS INTENDED TO BE A “MANDATORY” FORUM SELECTION CLAUSE AND GOVERNED BY AND INTERPRETED CONSISTENT WITH FLORIDA LAW. EXECUTIVE HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID COUNTY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. EXECUTIVE HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENT THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE COMPANY AND GUARANTORS AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

7.4 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

7.5 Assignment. This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of any successor or successors of the Company by way of reorganization, merger or consolidation, and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by either party.

7.6 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

7.7 Headings; Gender and Number. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context hereof requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

7.8 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of the Company, Executive shall execute such additional instruments and take such additional acts as the Company may deem necessary to effectuate this Agreement.

7.9 Severability. In the event any provision of this Agreement is held to be unenforceable for any reason, the unenforceability thereof shall not effect the remainder of this Agreement, which shall remain in full force and effect and enforceable in accordance with its terms.

7.10 Entire Agreement. This Employment Agreement supersedes all previous agreements, and constitutes the entire Agreement between parties. Executive shall be entitled to no other benefits than those specified herein. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated therein. Executive specifically acknowledges that in entering into and executing this Agreement, Executive relies solely upon the representations and agreements contained in this Agreement and no others.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

COMPANY:

CRESENT CONSTRUCTION COMPANY, INC.

By:
Name:	Philip Kirkland
Title:	Secretary and Treasurer

EXECUTIVE:

DEWEY KEITH GABRIEL